EXHIBIT 10.1

ANDREW CORPORATION

EXECUTIVE SEVERANCE BENEFIT PLAN

As Amended and Restated Effective May 14, 2004

ANDREW CORPORATION

EXECUTIVE SEVERANCE BENEFIT PLAN

(As Amended and Restated Effective May 14, 2004)

SECTION 1

General

1.1.                              History and Purpose.  Andrew Corporation (the “Company”) previously established the Andrew Corporation Executive Severance Benefit Plan to (i) assure the Company and its stockholders of continuity of management in the event of any actual or threatened Change in Control; (ii) assure the Company and its stockholders that key executive employees of the Company will be able objectively to evaluate whether a potential Change in Control is in the best interests of the stockholders; and (iii) advance the interests of the Company and its stockholders by providing financial protection to selected key executive employees of the Company who have direct responsibility for running the Company’s operations.

1.2.                              Effective Date.  The Plan was originally effective June 1, 1986.  The following provisions constitute an amendment and restatement of the Plan, effective May 14, 2004.

SECTION 2

Definitions

In addition to terms defined elsewhere in the Plan, the following terms will have the following meanings:

2.1.                              “Base Salary” means, with respect to any Participant as of any date, the annual base salary of the Participant as in effect on the date of such determination or, if greater, as in effect immediately prior to the Change in Control.

2.2.                              “Cause” means any of the following with respect to a Participant:

(a)                                  the Participant’s willful and repeated failure to perform his or her duties with the Company (other than any such failure due to physical or mental illness);

(b)                                 the Participant’s conviction of, guilty or nolo contendere plea, to a felony which is material and demonstrably injurious to the Company; or

(c)                                  the Participant’s commission of an act, or failure to act, which constitutes gross negligence or gross misconduct.

No act, or failure to act, shall be deemed “willful” under the Plan unless done or omitted to be done by the Participant not in good faith and without reasonable believe that the action or omission was in the best interest of the Company.

2.3                                 “Change in Control” means any of the following events:

(a)                                  the merger or consolidation of the Company with any other corporation following which the holders of the Company’s common stock immediately prior thereto hold less than 60% of the outstanding common stock of the surviving or resulting entity;

(b)                                 the sale of all or substantially all of the assets of the Company to any person or entity other than a wholly-owned subsidiary;

(c)                                  any person or group of persons acting in concert, or any entity, becomes the beneficial owner, directly or indirectly, of more than 20% of the Company’s outstanding common stock, other than an acquisition of more than 20%, in one or more transactions, of the Company’s outstanding common stock by (A) a passive institutional investor where such investor is eligible pursuant to Rule 13d-1(b) of the Exchange Act to, and does, file a report of ownership on Schedule 13G with the Securities and Exchange Commission, (B) a trustee or other fiduciary of an employee benefit plan maintained by the Company, or (C) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Company;

(d)                                 those individuals who, as of the close of the most recent annual meeting of the Company’s stockholders, are members of the Board of Directors (the “Existing Directors”) cease for any reason to constitute more than 50% of the Board of Directors.  For purposes of the foregoing, a new director will be considered an Existing Director if the election, or nomination for election by the Company’s stockholders, of such new director was approved by a vote of a majority of the Existing Directors.  No individual shall be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened election contest subject to Rule 14a-11 under the Exchange Act or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board of Directors, including by reason of any agreement intended to avoid or settle any election proxy contest; or

(e)                                  the stockholders of the Company adopt a plan of liquidation.

2.4.                              “Committee” means the Compensation Committee of the Board of Directors of the Company.

2.5.                              “Company” means Andrew Corporation, and its successors and assigns.

2.6.                              “Disability” means an incapacity due to physical or mental illness or injury that causes the Participant to be unable to perform his or her duties with the Company on a substantially full time basis for a period of at least six calendar months.

2.7.                              “Estimated Bonus” means, with respect to a Participant, the greatest of (i) the Participant’s target bonus in effect for the fiscal year in which the Change in Control occurs (calculated using the Participant’s Base Salary), (ii) the Participant’s target bonus in effect for the fiscal year in which the Participant’s Termination of Employment occurs (calculated using the Participant’s Base Salary), (iii) the average annual bonus actually payable to the Participant for the three fiscal years immediately prior to the fiscal year in which the Change in Control occurs, or (iv) the average annual bonus actually payable to the Participant for the three fiscal years immediately prior to the fiscal year in which the Participant’s Termination of Employment occurs.  If the Participant’s Termination of Employment occurs before the fiscal year in which the Change in Control occurs, Estimated Bonus shall be calculated using target bonus for the year of such termination and the three year annual average bonus for the three fiscal years preceding such termination.

2.8.                              “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.9.                              “Good Reason” means any of the following:

(a)                                  the diminution in the Participant’s position, authority, duties or responsibilities (other than isolated, insubstantial and inadvertent action which is remedied by the Company within 30 days after notice by the Participant);

(b)                                 a reduction in the Participant’s base salary, bonus or incentive opportunity, or a substantial reduction in benefits (other than a reduction in benefits applicable to all employees); or

(c)                                  a relocation of the Participant’s principal office more than 50 miles from its location immediately prior to the Change in Control.

2.10.                        “Participant” means a Tier I Participant, Tier II Participant or Tier III Participant, as applicable.

2.11.                        “Retirement” means Termination of Employment on or after attainment of age [65?].

2.12.                        “Severance Benefit” means the benefits payable to an eligible Participant under Section 5.2.

2.13.                        “Severance Multiplier” means, with respect to a Participant, the multiplier used to calculate a Participant’s Severance Benefits, determined in accordance with the following:

Participant	Severance Multiplier

Tier I Participant	3.0
Tier II Participant	2.5
Tier III Participant	1.0

2.14.                        “Severance Period” means, with respect to a Participant, the period determined by multiplying 12 months by the Participant’s Severance Multiplier.

2.15                           “Termination of Employment” means the date the Participant ceases to perform services for the Company or its affiliates for any reason.

2.16.                        “Tier I Participant” means a key executive employee of the Company who has been designated as eligible for participation in the Plan by the Committee as a Tier I Participant.

2.17.                        “Tier II Participant” means a key executive employee of the Company who has been designated as eligible for participation in the Plan by the Committee as a Tier II Participant.

2.18.                        “Tier III Participant” means a key executive employee of the Company who has been designated as eligible for participation in the Plan by the Committee as a Tier III Participant.

2.19.                        “Window Period” means the period beginning 90 days prior to the date of a Change in Control and ending 24 months after the date of the Change in Control.

SECTION 3

Participation

The Committee shall select the key executive employees of the Company who are eligible to participate in the Plan, and shall designate whether such key executive employee shall participate as a Tier I, Tier II or Tier III Participant.  In selecting the eligible Plan participants and designating the tier level applicable to such Participant, the Committee shall take into consideration such factors as it deems relevant in connection with accomplishing the purposes of the Plan.

Each Participant selected by the Committee shall execute a separate agreement with the Company which will provide for the payment of Severance Benefits in accordance with the provisions of this Plan.

SECTION 4

Administration

The Committee shall, from time to time, establish rules for the administration of the Plan.  Except as otherwise provided herein, the Committee shall have the exclusive right to interpret the Plan and to decide any matters arising in connection with the administration of the Plan.  The decisions and the records of the Committee shall be conclusive and binding upon the Company, its officers, employees and stockholders, Participants, and all other persons having any interest under the Plan.

SECTION 5

Severance Benefits

5.1.                              Eligibility for Severance Benefits.  A Participant shall be eligible for Severance Benefits under the Plan, determined in accordance with Section 5.2, if the Participant’s Termination of Employment occurs during the Window Period by reason of (i) involuntary termination by the Company for reasons other than Cause, or (ii) voluntary termination by the Participant for Good Reason.

In no event shall a Participant be eligible for Severance Benefits under this Plan if the Participant’s Termination of Employment occurs by reason of death, Disability, Retirement , voluntary termination by the Participant for other than Good Reason or by the Company for Cause.

5.2.                              Amount of Severance Benefits.  If a Participant’s Termination of Employment occurs under circumstances entitling the Participant to Severance Benefits under Section 5.1, the Participant shall be entitled to the following:

(a)                                  An amount equal to the Participant’s Base Salary times the Participant’s Severance Multiplier.

(b)                                 An amount equal to the Participant’s Estimated Bonus times the Participant’s Severance Multiplier.

(c)                                  A bonus for the fiscal year in which the Change in Control occurs equal to the greater of (i) the Participant’s Estimated Bonus for such fiscal year, or (ii) the actual bonus that would have been earned by the Participant for such fiscal year based on performance prior to the Change in Control, reduced, if applicable, by any bonus previously paid to the Participant for such fiscal year.

(d)                                 If the Participant’s Termination of Employment occurs in a fiscal year after the fiscal year in which the Change in Control occurs, a pro rata Estimated Bonus for the fiscal year in which the Participant’s Termination of Employment occurs, based on the number of days in the fiscal year preceding the termination date.

(e)                                  An amount equivalent to the Company profit-sharing and matching contributions the Participant would have received under the Andrew Profit Sharing Trust and the Andrew Employee Retirement Benefit Restoration Plan for the Severance Period, determined by adding the contributions made to such plans on behalf of the Participant expressed as a percentage of his base salary for each of the three years immediately prior to his or her termination date, and multiplying the sum by the Participant’s Base Salary as of his or her Termination of Employment.

(f)                                    Immediate and full vesting of any outstanding awards under the Andrew Corporation Management Incentive Program, or any similar or replacement plan or program.

(g)                                 Immediate and full vesting of any long-term incentive plan awards.  To the extent that the amount of any such award is determined based on attainment of performance goals, the amount of such award shall be determined assuming the greatest of (i) target performance, (ii) actual performance prior to Termination of Employment [the Change in Control], or (iii) average performance over the three year period preceding the year in which Termination of Employment occurs.

(h)                                 Continued coverage during the Severance Period for the Participant and, if applicable, his or her spouse and dependents, under the Company’s welfare benefit plans, including health, life and long term disability, at the same rate as active employees of the Company; provided, however, if the Participant obtains other employment during the Severance Period and becomes eligible to participate in welfare plans of another employer, continued coverage under the Company’s welfare benefit plans shall end as of the date the Participant first becomes eligible for coverage under such other employer’s welfare plans.

(i)                                     Continued eligibility for perquisites during the Severance Period at the level provided to the Participant immediately prior to the Change in Control.

(j)                                     Outplacement assistance, in an amount not to exceed $25,000.

5.3.                              Payment of Severance Benefits.  The Severance Benefits provided under paragraphs (a) through (e) of Section 5.2 shall be paid in cash, with payment of at least 50% of such amount made within 30 days of the later of the Participant’s Termination of Employment or the Change in Control event, and the remaining amount, if any, paid no later than 13 months after such event, as determined by the Company in its discretion.

SECTION 6

Make-Whole Payments

If any amount payable to the Participant by the Company or any subsidiary or affiliate thereof, whether under this Agreement or otherwise (a “Payment”), is subject to any tax under section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar federal or state law (an “Excise Tax”), the Company shall pay to the Participant an additional amount (the “Make Whole-Amount”) which is equal to (i) the amount of the Excise Tax, plus (ii) the aggregate amount of any interest, penalties, fines or additions to any tax which are imposed in connection with the imposition of such Excise Tax, plus (iii) all income, excise and other applicable taxes imposed on the Participant under the laws of any Federal, state or local government or taxing authority by reason of the payments required under clause (i) and clause (ii) and this clause (iii).  The following rules shall apply to Make-Whole Payments under this Section 6:

(a)                                  For purposes of determining the Make-Whole Amount, the Participant shall be deemed to be taxed at the highest marginal rate under all applicable local, state, federal and foreign income tax laws for the year in which the Make-Whole Amount is paid. The Make-whole Amount payable with respect to an Excise Tax shall be paid by the Company coincident with the Payment with respect to which such Excise Tax relates.

(b)                                 All calculations under this Section 6 shall be made initially by the Company and the Company shall provide prompt written notice thereof to the Participant to enable the Participant to timely file all applicable tax returns. Upon request of the Participant, the Company shall provide the Participant with sufficient tax and compensation data to enable the Participant or his tax advisor to independently make the calculations described above and the Company shall reimburse the Participant for reasonable fees and expenses incurred for any such verification.

(c)                                  If the Participant gives written notice to the Company of any objection to the results of the Company’s calculations within 60 days of the Participant’s receipt of written notice thereof, the dispute shall be referred for determination to tax counsel selected by the independent auditors of the Company (“Tax Counsel”). The Company shall pay all fees and expenses of such Tax Counsel. Pending such determination by Tax Counsel, the Company shall pay the Participant the Make-Whole Amount as determined by it in good faith. The Company shall pay the Participant any additional amount determined by Tax Counsel to be due under this Section 6 (together with interest thereon at a rate equal to 120% of the Federal short-term rate determined under section 1274(d) of the Code) promptly after such determination.

(d)                                 The determination by Tax Counsel shall be conclusive and binding upon all parties unless the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency (a “Tax Authority”) determines that the Participant owes a greater or lesser amount of Excise Tax with respect to any Payment than the amount determined by Tax Counsel.

(e)                                  If a Taxing Authority makes a claim against the Participant which, if successful, would require the Company to make a payment under this Section 6, the Participant agrees to contest the claim on request of the Company subject to the following conditions:

(i)                                     The Participant shall notify the Company of any such claim within 10 days of becoming aware thereof. In the event that the Company desires the claim to be contested, it shall promptly (but in no event more than 30 days after the notice from the Participant or such shorter time as the Tax Authority may specify for responding to such claim) request the Participant to contest the claim.  The Participant shall not make any payment of any tax which is the subject of the claim before the Participant has given the notice or during the 30-day period thereafter unless the Participant receives written instructions from the Company to make such payment together with an advance of funds sufficient to make the requested payment plus any amounts payable under this Section 6 determined as if such advance were an Excise Tax, in which case the Participant will act promptly in accordance with such instructions.

(ii)                                  If the Company so requests, the Participant will contest the claim by either paying the tax claimed and suing for a refund in the appropriate court or contesting the claim in the United States Tax Court or other appropriate court, as directed by the Company; provided, however, that any request by the Company for the Participant to pay the tax shall be accompanied by an advance from the Company to the Participant of funds sufficient to make the requested payment plus any amounts under this Section 6 determined as if such advance were an Excise Tax.  If directed by the Company in writing the Participant will take all action necessary to compromise or settle the claim, but in no event will the Participant compromise or settle the claim or cease to contest the claim without the written consent of the Company; provided, however, that the Participant may take any such action if the Participant waives in writing his right to a payment under this Section 6 for any amounts payable in connection with such claim.  The Participant agrees to cooperate in good faith with the Company in contesting the claim and to comply with any reasonable request from the Company concerning the contest of the claim, including the pursuit of administrative remedies, the appropriate forum for any judicial proceedings, and the legal basis for contesting the claim.  Upon request of the Company, the Participant shall take appropriate appeals of any judgment or decision that would require the Company to make a payment under this Section 6.  Provided that the Participant is in compliance with the provisions of this section, the Company shall be liable for and indemnify the Participant against any loss in connection with, and all costs and expenses, including attorneys, fees, which may be incurred as a result of, contesting the claim, and shall provide to the Participant within 30 days after each written request therefore by the Participant cash advances or reimbursement for all such costs and expenses actually incurred or reasonably expected to be incurred by the Participant as a result of contesting the claim.

(f)                                    Should a Tax Authority finally determine that an additional Excise Tax is owed, then the Company shall pay an additional Make-Whole Amount to the Participant in a manner consistent with this Section 6 with respect to any additional Excise Tax and any assessed interest, fines, or penalties.  If any Excise Tax as calculated by the Company or Tax Counsel, as the case may be, is finally determined by a Tax Authority to exceed the amount required to be paid under applicable law, then the Participant shall repay such excess to the Company within 30 days of such determination; provided that such repayment shall be reduced by the amount of any taxes paid by the Participant on such excess which is not offset by the tax benefit attributable to the repayment.

SECTION 7

General

7.1.                              Amendment or Termination.  The Committee reserves the right to amend, modify, suspend, or terminate the Plan at any time, subject to the following:

(a)                                  without the consent of the Participant, no such amendment, modification, suspension or termination shall reduce or diminish his right to receive any payment or benefit then due and payable under the Plan immediately prior to such amendment, modification, suspension or termination;  and

(b)                                 in the event of a Change in Control, no such amendment, modification, suspension or termination of the benefits, and eligibility therefor, will be effective prior to the expiration of the 24 consecutive month period following the date of the Change in Control.

7.2.                              Arbitration.  Any controversy or claim arising out of or relating to this Plan, or breach hereof, shall be settled by arbitration in the City of Chicago in accordance with the laws of the State of Illinois by three arbitrators, one of whom shall be appointed by the Company, one by the Participant, and the third of whom shall be appointed by the first two arbitrators.  The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators.  The arbitrators’ determination shall be final and binding upon all parties and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

7.3.                              No Funding of Benefits Compensation.  Nothing herein shall require the Company to segregate, earmark or otherwise set aside any funds or other assets to provide for any payments to be made hereunder.  The rights of any Participant under this Plan shall be solely those of a general creditor of the Company.  However, in the event of a Change in Control, the Company may deposit cash or property, or both, equal in value to all or a portion of the benefits anticipated to be payable hereunder for any or all Participants into a trust, the assets of which are to be distributed at such times as are otherwise provided for in this Plan and are subject to the claims of the general creditors of the Company.

7.4.                              Effect of Death.  In the event of the Participant’s death after entitlement to Severance Benefits but before such Severance Benefits have been paid in full, any unpaid Severance Benefits under Section 5.2 shall be paid to the Participant’s estate at the time such amounts would have otherwise been paid to the Participant.  Any welfare benefits that are being provided to the Participant’s spouse or dependents under Section 5.2(h) at the time of such death, shall continue to be provided for the remainder of the Severance Period.

7.5.                              No Duty to Seek Employment.  The Participant shall not be under any duty or obligation to seek or accept other employment after termination or resignation.  Except as provided in Section 5.2(h) (relating to eligibility for welfare benefits from another employer), no benefit due the Participant hereunder shall be reduced or suspended if the Participant accepts subsequent employment.

7.6.                              No Alienation of Benefits.  The Participant shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Plan and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law.

7.7.                              Incapacity.  If, in the opinion of the Committee, a Participant or other person entitled to benefits hereunder is physically or mentally incapable of personally receiving any payment due hereunder, the Committee may determine that payments be made to a person, persons or institution who, in the opinion of the Committee, maintains or has custody of the Participant, until claim is made by a conservator or guardian legally charged with the care of his or her person or estate.  Any payments hereunder shall constitute a full discharge of the liability of the Company to the extent thereof.

7.8.                              Legal Expenses.  The Company agrees to reimburse the Participant, or any beneficiary or legal representative of the Participant, for all reasonable legal expenses, including without limitation legal fees, court costs, arbitration costs and ordinary and necessary out-of-pocket costs of attorneys, incurred in enforcing any provision hereof or rights hereunder.

7.9.                              Withholding.  All benefits and payments under the Plan are subject to the withholding of all applicable Federal, state and local taxes.

7.10.                        Successors to the Company.  This Plan shall be binding upon the Company and any successor of the Company, including without limitation any corporation or other entity acquiring directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise.  Such successor shall thereafter be deemed the “Company” for the purposes of this Plan.

7.11.                        Gender and Number.  Except when otherwise indicated by the context, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular, and the singular shall include the plural.

7.12.                        Employment Rights.  This Plan does not constitute a contract of employment and nothing in the Plan shall be construed to give any Participant the right to be retained by the Company or to any benefits not specifically provided by the Plan.

7.13.                        Validity.  The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall continue in full force and effect.

7.14.                        Governing Law.  This Plan shall be governed and construed in accordance with the laws of the State of Illinois.